Exhibit 99.1
Section 13(r) Disclosure

The disclosure reproduced below was initially included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission by Blackstone Inc. (“Blackstone”) with respect to its fiscal year ended December 31, 2024, in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended, in regard to Mundys S.p.A. (formerly, Atlantia S.p.A.). Mundys S.p.A. may be, or may have been at the time considered to be, an affiliate of Blackstone, and therefore, an affiliate of Finance of America Companies Inc. (“FOA”). FOA did not independently verify or participate in the preparation of the disclosure reproduced below.

Blackstone included the following disclosure in its Annual Report on Form 10-K for the year ended December 31, 2024:

Mundys S.p.A. (formerly “Atlantia S.p.A.”) provided the disclosure reproduced below in connection with activities during the fiscal year ended December 31, 2024. We have not independently verified or participated in the preparation of this disclosure.

“Disclosure pursuant to Section 13(r) of the Securities Exchange Act of 1934. Funds affiliated with Blackstone first invested in Mundys S.p.A. on November 18, 2022 in connection with the voluntary public tender offer by Schema Alfa S.p.A. for all of the shares of Mundys S.p.A., pursuant to which such funds obtained a minority non-controlling interest in Mundys S.p.A. Mundys S.p.A. owns and controls Aeroporti di Roma S.p.A. (“ADR”), an operator of airports in Italy including Leonardo da Vinci-Fiumicino Airport. Iran Air has historically operated periodic flights to and from Leonardo da Vinci-Fiumicino Airport as authorized, from time to time, by an aviation-related bilateral agreement between Italy and Iran, scheduled in compliance with European Regulation 95/93, and approved by the Italian Civil Aviation Authority. ADR, as airport operator, is under a mandatory obligation to provide airport services to all air carriers (including Iran Air) authorized by the applicable Italian authority. The relevant turnover attributable to these activities (whose consideration is calculated on the basis of general tariffs determined by such independent Italian authority) in the fiscal year ended December 31, 2024 was less than €210,000. Mundys S.p.A. does not track profits specifically attributable to these activities.”